EXHIBIT 99.1

HEICO Corporation Reports Record Sales, Operating Income and Net Income for Fiscal 2011; Targets Continued Growth in Fiscal 2012

Fiscal 2011 Net Income up 33%; Operating Income up 27% on 24% Increase in Net Sales;

4th Quarter Net Income up 18%; Operating Income up 26%

on 23% Increase in Net Sales with Both Representing New Records

HOLLYWOOD, Fla. and MIAMI, Dec. 15, 2011 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 18% to $18,514,000, or 44 cents per diluted share, for the fourth quarter of fiscal 2011, up from $15,642,000, or 37 cents per diluted share, for the fourth quarter of fiscal 2010. For the fiscal year ended October 31, 2011, net income increased 33% to a record $72,820,000, or $1.71 per diluted share, up from $54,938,000, or $1.30 per diluted share, for the fiscal year ended October 31, 2010.

Operating income increased 26% to a record $37,440,000 in the fourth quarter of fiscal 2011, up from $29,679,000 in the fourth quarter of fiscal 2010. For the fiscal year ended October 31, 2011, operating income increased 27% to a record $138,431,000, up from $109,173,000 for the fiscal year ended October 31, 2010. Consolidated operating margins improved to 17.9% and 18.1% for the fourth quarter and fiscal year ended October 31, 2011, respectively, up from 17.5% and 17.7% in the fourth quarter and fiscal year ended October 31, 2010.

Net sales increased 23% to a record $208,919,000 in the fourth quarter of fiscal 2011, up from $169,370,000 in the fourth quarter of fiscal 2010. For the fiscal year ended October 31, 2011, net sales increased 24% to a record $764,891,000, up from $617,020,000 for the fiscal year ended October 31, 2010.

Net income per diluted share for the fourth quarter and fiscal year ended October 31, 2011, includes an aggregate 6 cent charge from impairment losses related to the write-down of certain intangible assets to their estimated fair values, partially offset by a reduction in the liability recorded for contingent consideration related to a prior year acquisition. Additionally, net income per diluted share for the full fiscal year ended October 31, 2011 includes an aggregate 7 cent tax benefit comprised of a 5 cent benefit recorded in the third quarter from lower income tax expense attributable principally to lower state income taxes and higher R&D tax credits based on tax returns filed and a 2 cent benefit recorded in the first quarter from the retroactive extension of the R&D income tax credit.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman and CEO, and Company Co-Presidents, Eric A. Mendelson and Victor H. Mendelson, jointly noted, "We are pleased to report all-time record quarterly sales and operating income on the strength of record results in our Flight Support Group and continued strong results in our Electronic Technologies Group. Sales and operating income within both of our business segments reflect strong organic growth as well as growth through acquiring profitable, well managed businesses. This marks the sixth consecutive quarter that we've reported record highs in consolidated net sales and operating income.

Net sales of our Flight Support Group increased 30% in the fourth quarter of fiscal 2011 to a record $144.4 million, up from $111.2 million in the fourth quarter of fiscal 2010. Net sales for the fiscal year ended October 31, 2011 increased to a record $539.6 million, up 31% from $412.3 million for the fiscal year ended October 31, 2010. The increases in net sales in the fourth quarter and fiscal year ended October 31, 2011 principally reflect strong organic growth of approximately 20% and 21%, respectively, as well as additional net sales contributed by the acquisition of Blue Aerospace in the first quarter of fiscal 2011. Net sales of our Flight Support Group have now increased over each of the past seven quarters reflecting higher sales of new products and services as well as improved demand for our aftermarket replacement parts and repair and overhaul services as a result of increased airline capacity and also higher sales of and demand for our industrial products.

Operating income of the Flight Support Group increased 52% to a record $26.6 million for the fourth quarter of fiscal 2011, up from $17.6 million for the fourth quarter of fiscal 2010, and increased 40% to a record $95.0 million for the fiscal year ended October 31, 2011, up from $67.9 million for the fiscal year ended October 31, 2010. The increases in operating income in the fourth quarter and full fiscal 2011 reflect both higher sales volumes and improved operating margins.

Operating margins of the Flight Support Group increased significantly to 18.4% for the fourth quarter of fiscal 2011, up from 15.8% reported for the fourth quarter of 2010, and to 17.6% for the fiscal year ended October 31, 2011, up from 16.5% for the fiscal year ended October 31, 2010, principally reflecting efficiencies realized through higher sales volumes.

Net sales of our Electronic Technologies Group increased 12% in the fourth quarter of fiscal 2011 to a record $65.3 million, up from $58.4 million in the fourth quarter of fiscal 2010. Net sales for the fiscal year ended October 31, 2011 increased to a record $227.8 million, up 11% from $205.6 million for the fiscal year ended October 31, 2010. The increase in net sales in the fourth quarter of fiscal 2011 principally reflects strong organic growth of approximately 9%, as well as additional net sales contributed by the acquisition of 3D Plus SA in September 2011. The increase in net sales for the fiscal year ended October 31, 2011 principally reflects strong organic growth of approximately 10%, as well as additional net sales contributed by a fiscal 2010 acquisition and the aforementioned acquisition of 3D Plus. The organic growth in the fourth quarter and full fiscal year ended October 31, 2011 principally reflects strength in demand for certain of our defense, aerospace, medical and electronic products.

Operating income of the Electronic Technologies Group decreased 8% to $14.9 million for the fourth quarter of fiscal 2011, compared to $16.2 million for the fourth quarter of fiscal 2010, principally due to impairment losses related to the write-down of certain intangible assets to their estimated fair values, partially offset by a reduction in the recorded value of contingent consideration related to a prior year acquisition. These two items reduced operating income by an aggregate of $3.8 million.  Operating income of the Electronic Technologies Group increased 6% to a record $59.5 million for the fiscal year ended October 31, 2011, up from $56.1 million for the fiscal year ended October 31, 2010.  The increase in operating income for the fiscal year ended October 31, 2011 principally reflects the higher sales volumes.

The decreases in the operating margins of the Electronic Technologies Group in the fourth quarter of fiscal 2011 and for the fiscal year ended October 31, 2011, principally reflect the aforementioned impairment losses that were partially offset by the reduction in the recorded value of contingent consideration.  Operating margins of the Electronic Technologies Group were 22.8% for the fourth quarter of 2011 compared to 27.7% for the fourth quarter of 2010, respectively, and 26.1% and 27.3% for the fiscal year ended October 31, 2011 and October 31, 2010, respectively.

Our cash flow and balance sheet remain extremely strong. As of October 31, 2011, the Company's net debt to equity ratio was 3.7%, with net debt (total debt less cash and cash equivalents) of $22.7 million. As previously reported, we entered into a new $670 million unsecured revolving credit agreement ("New Credit Facility") with a bank syndicate earlier this week, which matures in December 2016. The New Credit Facility may be extended for two one-year periods and may be increased to an $800 million facility under certain circumstances. Our strong cash flow and balance sheet combined with our availability to debt capital has allowed us to take advantage of the acquisitions of 3D Plus completed in September 2011 and Switchcraft, Inc. completed in November 2011 and will enable us to take advantage of other prospective acquisition opportunities.

Cash flow from operating activities for the fiscal year ended October 31, 2011 totaled $125.5 million, representing 172% of net income and including $40.5 million generated in the fourth quarter of fiscal 2011, up from $101.7 million for the fiscal year ended October 31, 2010. Our capital expenditures for fiscal 2011 totaled $9.4 million.

Improved economic conditions and increased capacity within the airline industry has resulted in significantly higher demand in fiscal 2011 for our Flight Support Group's products and services. Demand within the defense, aerospace, medical and electronic product markets of our Electronic Technologies Group has also remained strong. As we look forward to fiscal 2012, the general overall economic uncertainty may moderate growth in our commercial aviation markets, while we expect overall stable markets for the products of our Electronic Technologies Group. Historically we have experienced greater growth than the markets in which we operate and we will continue to target such in fiscal 2012.

Based on current market conditions, we are currently estimating growth in fiscal 2012 full year net sales of approximately 15% to 18% and net income of approximately 10% to 12% over fiscal 2011 levels, with consolidated operating income approximating $155 million and depreciation and amortization approximating $30 million. These estimates include the recent acquisitions of 3D Plus and Switchcraft but exclude additional acquisitions, if any. Our fiscal 2012 earnings growth estimate of 10% to 12% approximates our fiscal 2011 estimate as we began last year twelve months ago and, consistent with our long-term growth goals, management continues to target net income growth of 20% for the full fiscal 2012 year, but it is too early in the year for us to make such predictions.

Fiscal 2012 cash flow provided by operating activities is expected to remain strong and to approximate $120 - $130 million. Capital expenditures in fiscal 2012 are anticipated to approximate $20 - $22 million.

As previously discussed, it is through the dedication and efforts of the HEICO Team Members that we have achieved our significant twenty-one year compound annual growth rate of 17% in net sales and 19% in net income and we believe our focus on developing new products and services and increasing market penetration, while maintaining our strong financial position and disciplined acquisition strategy, will provide continuing opportunity for substantial growth and profitability."

As previously announced, HEICO will hold a conference call on Friday, December 16, 2011 at 9:00 a.m. Eastern Standard Time to discuss its fourth quarter and fiscal year results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 32420231. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (404) 537-3406, and enter the Conference ID 32420231.

There are currently approximately 25.0 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 17.1 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunication and electronic industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunication and electronic equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunication and electronic industries, which could negatively impact our costs and revenues. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
	Fiscal Year Ended October 31,
	2011		2010
Net sales	$764,891,000		$617,020,000
Cost of sales	490,450,000		394,673,000
Selling, general and administrative expenses	136,010,000		113,174,000
Operating income	138,431,000		109,173,000
Interest expense	(142,000)		(508,000)
Other income	64,000		390,000
Income before income taxes and noncontrolling interests	138,353,000		109,055,000
Income tax expense	42,900,000		36,700,000
Net income from consolidated operations	95,453,000		72,355,000
Less: Net income attributable to noncontrolling interests	22,633,000		17,417,000
Net income attributable to HEICO	$72,820,000	(a)(b)	$54,938,000

Net income per share attributable to HEICO shareholders: (d)
Basic	$1.75	(a)(b)(c)	$1.34	(c)
Diluted	$1.71	(a)(b)(c)	$1.30	(c)

Weighted average number of common shares outstanding: (d)
Basic	41,632,074		41,040,635
Diluted	42,501,252		42,213,538

	Fiscal Year Ended October 31,
	2011		2010
Operating segment information: --
Net sales:
Flight Support Group	$539,563,000		$412,337,000
Electronic Technologies Group	227,771,000		205,648,000
Intersegment sales	(2,443,000)		(965,000)
	$764,891,000		$617,020,000

Operating income:
Flight Support Group	$95,001,000		$67,896,000
Electronic Technologies Group	59,465,000		56,126,000
Other, primarily corporate	(16,035,000)		(14,849,000)
	$138,431,000		$109,173,000

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended October 31,
	2011		2010
Net sales	$208,919,000		$169,370,000
Cost of sales	134,600,000		108,322,000
Selling, general and administrative expenses	36,879,000		31,369,000
Operating income	37,440,000		29,679,000
Interest expense	(43,000)		(86,000)
Other expense	(85,000)		(2,000)
Income before income taxes and noncontrolling interests	37,312,000		29,591,000
Income tax expense	12,900,000		9,700,000
Net income from consolidated operations	24,412,000		19,891,000
Less: Net income attributable to noncontrolling interests	5,898,000		4,249,000
Net income attributable to HEICO	$18,514,000	(a)	$15,642,000

Net income per share attributable to HEICO shareholders: (d)
Basic	$.44	(a)(c)	$.38	(c)
Diluted	$.44	(a)(c)	$.37	(c)

Weighted average number of common shares outstanding: (d)
Basic	41,812,286		41,188,275
Diluted	42,567,376		42,278,849

	Three Months Ended October 31,
	2011		2010
Operating segment information: --
Net sales:
Flight Support Group	$144,370,000		$111,192,000
Electronic Technologies Group	65,294,000		58,417,000
Intersegment sales	(745,000)		(239,000)
	$208,919,000		$169,370,000

Operating income:
Flight Support Group	$26,616,000		$17,564,000
Electronic Technologies Group	14,909,000		16,165,000
Other, primarily corporate	(4,085,000)		(4,050,000)
	$37,440,000		$29,679,000

HEICO CORPORATION

Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)  During the fourth quarter of fiscal 2011, the Company recorded impairment losses related to the write-down of certain intangible assets to their estimated fair values that were partially offset by a reduction in the recorded value of the liability for contingent consideration related to a prior year acquisition, which decreased net income attributable to HEICO for the fourth quarter and fiscal year ended October 31, 2011 by approximately $2.4 million, or $.06 per basic and diluted share, in aggregate.

(b)  During fiscal 2011, the Company recognized a tax benefit principally from state income apportionment updates and higher research and development tax credits upon the filing of its fiscal 2010 U.S. federal and state tax returns and amendments of certain prior year state tax returns and also benefited from an income tax credit, net of expenses, for ten months' of fiscal 2010 qualified research and development activities recognized in fiscal 2011 upon the retroactive extension in December 2010 of Section 41, "Credit for Increasing Research Activities," of the Internal Revenue Code, which increased net income attributable to HEICO by approximately $2.8 million, or $.07 per basic and diluted share, in aggregate.

(c)  The Company calculates net income per share by increasing or decreasing net income attributable to HEICO by changes in the portion of any adjustments to the redemption amount of redeemable noncontrolling interests determined to be in excess of fair value, which resulted in an increase to net income of $19,000 in the fourth quarter and full year of fiscal 2011 and a decrease to net income of $102,000 in the fourth quarter and full year of fiscal 2010.

(d)  All share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split effected in April 2011.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	As of October 31,
	2011	2010
Cash and cash equivalents	$17,500,000	$6,543,000
Accounts receivable, net	106,414,000	91,815,000
Inventories, net	164,967,000	138,215,000
Prepaid expenses and other current assets	27,757,000	22,676,000
Total current assets	316,638,000	259,249,000
Property, plant and equipment, net	67,074,000	59,003,000
Goodwill	443,402,000	385,016,000
Intangible assets, net	78,157,000	49,487,000
Other assets	35,798,000	28,888,000
Total assets	$941,069,000	$781,643,000

Current maturities of long-term debt	$335,000	$148,000
Other current liabilities	123,055,000	81,684,000
Total current liabilities	123,390,000	81,832,000
Long-term debt, net of current maturities	39,823,000	14,073,000
Deferred income taxes	58,899,000	45,308,000
Other long-term liabilities	33,373,000	30,556,000
Total liabilities	255,485,000	171,769,000
Redeemable noncontrolling interests	65,430,000	55,048,000
Shareholders' equity	620,154,000	554,826,000
Total liabilities and equity	$941,069,000	$781,643,000

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Fiscal year ended October 31,
	2011	2010
Operating Activities:
Net income from consolidated operations	$95,453,000	$72,355,000
Depreciation and amortization	18,543,000	17,597,000
Impairment of intangible assets	4,987,000	1,438,000
Reduction in value of contingent consideration	(1,150,000)	—
Deferred income tax provision	29,000	1,817,000
Tax benefit from stock option exercises	7,703,000	951,000
Excess tax benefit from stock option exercises	(6,346,000)	(669,000)
Stock option compensation expense	2,647,000	1,353,000
Increase in accounts receivable	(5,327,000)	(10,684,000)
(Increase) decrease in inventories	(9,405,000)	6,359,000
Increase in current liabilities	19,198,000	10,403,000
Other	(814,000)	797,000
Net cash provided by operating activities	125,518,000	101,717,000

Investing Activities:
Acquisitions, net of cash acquired	(94,655,000)	(39,061,000)
Capital expenditures	(9,446,000)	(8,877,000)
Other	201,000	(325,000)
Net cash used in investing activities	(103,900,000)	(48,263,000)

Financing Activities:
Borrowings (payments) on revolving credit facility, net	22,000,000	(41,000,000)
Distributions to noncontrolling interests	(14,893,000)	(10,360,000)
Redemptions of common stock related to stock option exercises	(14,298,000)	(681,000)
Acquisitions of noncontrolling interests	(7,241,000)	(795,000)
Cash dividends paid	(4,494,000)	(3,546,000)
Excess tax benefit from stock option exercises	6,346,000	669,000
Proceeds from stock option exercises	2,167,000	1,815,000
Other	(256,000)	(294,000)
Net cash used in financing activities	(10,669,000)	(54,192,000)

Effect of exchange rate changes on cash	8,000	114,000

Net increase (decrease) in cash and cash equivalents	10,957,000	(624,000)
Cash and cash equivalents at beginning of year	6,543,000	7,167,000
Cash and cash equivalents at end of year	$17,500,000	$6,543,000
CONTACT:  Thomas S. Irwin
          (954) 987-4000 ext. 7560
          Victor H. Mendelson
          (305) 374-1745 ext. 7590